UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2018

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2018 we and Oasis Investments II Master Fund Ltd. (“Oasis”), entered into an Exchange Agreement (the “Exchange Agreement”) which provides for the exchange of $8,000,000 of our existing 4.25% Convertible Senior Notes due 2018 owned by Oasis for a Convertible Note due November 1, 2020 with an equal face value (the “Note”). Interest on the Note, payable on each November 1 and May 1 until maturity, is at an annual rate of 3.25% if paid in cash and 5% if paid in stock.

The Note provides, among other things, that the initial conversion price is $3.103. The conversion price will be reset on November 1, 2018 and November 1, 2019 (each, a “reset date”) to a price equal to 105% above the 5-day VWAP preceding the reset date; provided, however, that if the conversion price resulting from such reset is lower than 90 percent of the average VWAP during the 90 calendar days preceding the reset date, then the reset price shall be the 30-day VWAP preceding the reset date. Under no circumstances shall the reset result in a conversion price below the greater of the closing price on the reset date or 30% of the stock price at the date of the initial closing and will not be greater than the conversion price in effect immediately before such reset. In the event the reset price is less than 90% of the initial conversion price, Oasis may only convert the Note if the closing market price of our common stock is above 110% of the reset price. We may trigger a mandatory conversion of the Note if the market price exceeds 150% of the then conversion price for 20 consecutive days, and Oasis may require repayment of the Note upon the occurrence of certain fundamental changes, as such term is defined in the Note.

The Note also provides that (i) it is nontransferable for 12 months, (ii) until November 1, 2018 we may not issue any convertible securities unless our stock price exceeds $6.00 for 20 consecutive trading days, and (iii) in the event we repurchase our outstanding convertible notes due in 2018 and 2020 for cash and/or stock, the stock component is limited to the amount of stock equal to the noteholder’s short position.

Until shareholder approval is obtained (which approval we are obligated to seek), limitations in place will prevent us from issuing to Oasis more than 19.9% of our pre-closing number of issued and outstanding shares. Another limitation will limit Oasis’ ability to submit for conversion any part of the Note if the potential number of shares of our stock issuable upon such conversion of the Note which, when added to all other shares of our stock deemed to be beneficially owned by Oasis, would result in their ownership of more than 9.99% of our issued and outstanding stock. We have the discretion to repay the Note and accrued interest thereon in stock, in cash and/or in a combination thereof, provided that any payment in stock is contingent upon the satisfaction of certain equity conditions.

Pursuant to the terms of a Registration Rights Agreement with Oasis entered into concurrently with the Purchase Agreement and the Note, we also agreed to provide Oasis with customary registration rights with respect to any potential shares we determine to issue pursuant to the terms of the Note.

Alexander Shoghi, one of our directors, is a portfolio manager at a fund related to Oasis.

The foregoing description of the Exchange Agreement, Note and Registration Rights Agreement are qualified in their entirety by reference to the agreements, copies of which are filed as exhibits to this Form 8-K and are incorporated by reference in this Item 1.01.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed above, on July 26, 2018 we issued $8,000,000 principal amount of new convertible notes to Oasis in exchange for $8,000,000 principal amount of existing convertible notes.

Item 3.02.         Unregistered Sales of Equity Securities.

As disclosed above, on July 26, 2018 we consummated the exchange of $8,000,000 principal amount of our convertible notes with Oasis. The exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Exchange Agreement dated July 25, 2018 between Registrant and Oasis Investments II Master Fund Ltd.
10.2	Convertible Senior Note due November 1, 2020
10.3	Registration Rights Agreement dated as of July 25, 2018 between Registrant and Oasis Investments II Master Fund Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: July 26, 2018
	By:	/s/ BRENT NOVAK
Brent Novak, CFO